Exhibit A-2

                          GPU DIVERSIFIED HOLDINGS LLC
                                  Balance Sheet
                                  June 30, 2001
                          ----------------------------
                                   (Unaudited)




Assets

Current assets:
  Cash and temporary cash investments                    $     2,664
  Accounts receivable                                        455,367
                                                          ----------

       Total current assets                                  458,031
                                                          ----------

Other property and investments                            28,686,494
                                                          ----------


       Total Assets                                      $29,144,525
                                                          ==========




Liabilities & Stockholder's Equity

Current liabilities:
  Accounts payable                                       $   150,748
  Taxes accrued                                              286,878
                                                          ----------

       Total current liabilities                             437,626
                                                          ----------

Deferred credits and other liabilities                     1,002,365
                                                         -----------

Stockholder's equity:
  Common stock                                                   100
  Capital surplus                                         25,364,773
  Retained earnings                                          888,580
  Accumulated other comprehensive income                   1,451,081
                                                          ----------

      Total stockholder's equity                          27,704,534
                                                          ----------


       Total Liabilities & Stockholder's Equity          $29,144,525
                                                          ==========







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                                                                   Exhibit A-2

                          GPU DIVERSIFIED HOLDINGS LLC
                               Statement of Income
                          ----------------------------
                                   (Unaudited)







                                           Three Months     Six Months
                                               Ended           Ended
                                          June 30, 2001    June 30, 2001
                                          -------------    -------------


Operating Revenues                           $  20,872       $ 992,493
                                              --------        --------


Operating Expenses                             153,914         283,799
                                              --------        --------


Operating Income/(Loss)                       (133,042)        708,694


Other Income and Expenses, Net                    -               -
                                              --------       ---------



Income/(Loss) Before Income Taxes             (133,042)        708,694


  Income tax expense/(benefit)                 (60,709)        227,906
                                              --------        --------


Net Income/(Loss)                            $ (72,333)      $ 480,788
                                              ========        ========